Exhibit 10.1

September 29, 2014

Dr. Charles Morris

16 William Beaser Drive

Garnet Valley, PA 19060

Dear Charlie:

In recognition of the financial hardship you are incurring in maintaining a second residence in Massachusetts as a result of having your primary place of employment at our Waltham, Massachusetts headquarters, the Compensation Committee has authorized the payment to you of a housing allowance to defray that cost for the next 18 months.

Subject to the terms and conditions of this letter, you will be entitled to receive a housing allowance in the aggregate amount of $125,000, payable in three equal installments as follows: the first installment will be paid in conjunction with our normal payroll cycle following your countersignature of this letter (the “Effective Date”); the next two installments will be paid in conjunction with our normal payroll cycle following the 182nd day after the Effective Date (the “First Installment End Date”) and the 364th day after the Effective Date (the “Second Installment End Date”).  Each payment is contingent on your being actively employed by ImmunoGen on the payment date, and is subject to reimbursement as described below.

If, within 18 months of the Effective Date, you terminate your employment with the Company (other than by reason of death or disability), or your employment is terminated by the Company for Cause (as such term is defined in the your Employment Agreement, if in effect; otherwise, as defined in the Severance Pay Plan for Vice Presidents and Higher), you will promptly reimburse ImmunoGen for a portion of most recent installment received equal to the product of (a) the amount of such installment, multiplied by (b) a fraction, (i) the numerator of which is 182 minus the number of days from (A) the Effective Date to the effective date of termination of your employment, in the case of the first installment, (B) the First Installment End Date to the effective date of termination of your employment, in the case of the second installment, and (C) the Second Installment End Date to the effective date of termination of your employment, in the case of the third installment, and (ii) the denominator of which is 182.

Sincerely,

/s/ Daniel M. Junius
Daniel M. Junius
President and Chief Executive Officer

Acknowledged and Agreed to:

/s/ Charles Q. Morris
Charles Q. Morris	Date: 9/29/2014